As filed with the Securities and Exchange Commission on November 20, 2002
                                    Investment Company Act File No. 811-_______
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM N-8A

                 NOTIFICATION OF REGISTRATION FILED PURSUANT TO
               SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

                                      Name
                     MERCANTILE LONG-SHORT MANAGER FUND LLC

                      Address of Principal Business Office
                      (No. & Street, City, State Zip Code)
                                Two Hopkins Plaza
                            Baltimore, Maryland 21201

                     Telephone Number (including area code)
                                 (410) 237-5900

                Name and Address of Agent for Service of Process
                                  John Pileggi
                        Mercantile Capital Advisors, Inc.
                                Two Hopkins Plaza
                            Baltimore, Maryland 21201

                                    COPY TO:

            Susan Penry-Williams                    Patrick J. McMahon
    Kramer Levin Naftalis & Frankel LLP     Kramer Levin Naftalis & Frankel LLP
              919 Third Avenue                       919 Third Avenue
          New York, New York 10022               New York, New York 10022

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
YES [X] NO [_]

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                                   SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf by the undersigned, thereto duly authorized, in Baltimore, Maryland on the 20th day of November, 2002.

                               MERCANTILE LONG-SHORT MANAGER FUND LLC


                               By:  /s/ John J. Pileggi
                                  -------------------------------------------
                                    John J. Pileggi, President



/s/ Edward D. Miller
-------------------------         Director
Edward D. Miller

/s/ George R. Packard III
-------------------------         Director
George R. Packard III

/s/ Decatur H. Miller
-------------------------         Director
Decatur H. Miller

/s/ John R. Murphy
-------------------------         Director
John R. Murphy

/s/ Leslie B. Disharoon
-------------------------         Director
Leslie B. Disharoon